EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Computer Task Group, Incorporated

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $.01
	— To be issued under the Computer Task Group, Incorporated First Employee Stock Purchase Plan	Rule 457(c)	150,000	$9.99(2)	$1,498,500(2)	0.0000927	$138.91
Total Offering Amounts							$138.91
Total Fee Offsets							—
Net Fee Due							$138.91

(1)

This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Computer Task Group, Incorporated First Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based upon the average of the reported high and low prices for the shares on NASDAQ composite reporting system on April 14, 2022.